Calculation of Filing Fee Tables
Lincoln Benefit Life Co
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Other	Market Value Adjusted Annuity Contracts	457(o)	N/A	N/A	N/A	N/A	$0	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	Other	Market Value Adjusted Annuity Contracts	415(a)(6)	N/A	N/A	$9,544,801.22	N/A	N/A	Form S-1	333-254874	5/3/2021	$1,322
Carry Forward Securities	Other	Market Value Adjusted Annuity Contracts	415(a)(6)	N/A	N/A	$8,160,598.16	N/A	N/A	Form S-1	333-254899	5/3/2021	$945
			Total Offering Amounts			$17,705,399.38		$0
			Total Fees Previously Paid					$0
			Total Fee Offsets					$0
			Net Fee Due					$0